UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   McCarren, J. Reilly
   6250 North River Road
   Suite 9000
   Rosemont, IL  60018
   USA

2. Issuer Name and Ticker or Trading Symbol
   Wisconsin Central Transportation Corporation
   WCLX

3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####

4. Statement for Month/Year
   10/01

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & Chief Executive Officer, North American Subsidiaries

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |10/9/0|S   | |72,700            |D  |17.15      |0                  |      |                           |
                           |1     |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option - Right to Buy |31.50   |10/9/|J+  |V|15,000     |D  |7/8/9|7/7/0|Common Stock|15,000 |       |            |   |            |
                      |        |01   |    | |           |   |7    |6    |            |       |       |            |   |            |
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 Option - Right to Buy|31.50   |10/9/|J+  |V|15,000     |D  |7/8/9|7/7/0| Common Stoc|15,000 |       |            |   |            |
                      |        |01   |    | |           |   |8    |6    |k           |       |       |            |   |            |
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 Option - Right to Buy|31.50   |10/9/|J+  |V|60,000     |D  |7/8/9|7/8/0| Common Stoc|60,000 |       |            |   |            |
                      |        |01   |    | |           |   |9    |6    |k           |       |       |            |   |            |
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 Option - Right to Buy|16.625  |10/9/|J+  |V|99,000     |D  |1/5/9|1/4/0| Common Stoc|99,000 |       |            |   |            |
                      |        |01   |    | |           |   |9    |9    |k           |       |       |            |   |            |
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 Option - Right to Buy|13.00   |10/9/|J+  |V|10,000     |D  |1/4/0|1/3/1| Common Stoc|10,000 |       |            |   |            |
                      |        |01   |    | |           |   |1    |0    |k           |       |       |            |   |            |
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 Option - Right to Buy|13.00   |10/9/|J+  |V|10,000     |D  |1/4/0|1/3/1| Common Stoc|10,000 |       |            |   |            |
                      |        |01   |    | |           |   |2    |0    |k           |       |       |            |   |            |
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 Option - Right to Buy|13.00   |10/9/|J+  |V|10,000     |D  |1/4/0|1/3/1| Common Stoc|10,000 |       |            |   |            |
                      |        |01   |    | |           |   |3    |0    |k           |       |       |            |   |            |
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 Option - Right to Buy|13.00   |10/9/|J+  |V|10,000     |D  |1/4/0|1/3/1| Common Stoc|10,000 |       |0           |   |            |
                      |        |01   |    | |           |   |4    |0    |k           |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
+ Options converted to options to purchase shares of Canadian National Railway
Company pursuant to merger.